EXHIBIT 10.6a

AMENDMENT TO THE

ESTEE LAUDER INC.

RETIREMENT BENEFITS RESTORATION PLAN

The Estee Lauder Inc. Retirement Benefits Restoration Plan, as amended and restated as of January 1, 1999 (the “Plan”), is hereby further amended as follows:

Effective as of February 24, 2004, for participants who perform an Hour of Service (as defined in the Estee Lauder Companies Retirement Growth Account Plan) on or after such date, Section 2 of Article III of the Plan is hereby amended to read as follows:

2.  In addition, each Employee who is a participant in the Retirement Plan shall be entitled to a Retirement Plan Supplemental Benefit equal to the amount by which the Retirement Plan Supplemental Benefit determined under Section 1 of this Article III would be greater if it were determined:

(i) by disregarding, in addition to Section 415 limitations, any limitations on such Employee’s “Compensation” and “Average Final Compensation” imposed by reason of Section 401(a)(17) of the Code, and

(ii) by including in such Employee’s “Compensation” and “Average Final Compensation,” for the year in which it is earned, (A) any amount deferred by the Employee pursuant to a deferred compensation plan sponsored by the Company,  and (B) in the case of an Employee who served as (1) an executive officer of the Company or its parent company and (2) as a director of its Swiss subsidiary, Estee Lauder AG Lachen, any amount paid as base salary, director fee or bonus by such subsidiary.